UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		May 30, 2008

AURORA OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)

UTAH	000-25170	87-0306609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI		49684
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(231) 941-0073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.

(e)    Executive Compensation Arrangement

On September 18, 2007, the Board of Directors of Aurora Oil & Gas Corporation (the “Company”) approved a stay bonus arrangement to encourage employees to remain with the Company through any possible change in control. For purposes of this arrangement, “change in control” means any transaction or occurrence (including a sale of stock or a merger) where the shareholders of the Company before the transaction or occurrence own less than 50% of the Company’s voting shares after the transaction or occurrence or there is a sale or disposition of a majority of the Company’s assets.

On May 30, 2008 the Board of Directors extended the expiration date of the stay bonus arrangement from September 1, 2008 to December 31, 2008. The stay bonus arrangement provides that if a change in control occurs on or before December 31, 2008, and employees remain continuously employed with the Company through such change of control, employees are then eligible for a stay bonus in the amount of 50% of their then current annual base salary. The Company will pay this stay bonus upon the occurrence of a change in control less applicable withholdings and taxes. Certain officers of the Company are covered by this arrangement and their potential stay bonuses are estimated on their current salaries as follows: (i) John E. McDevitt (Chief Operating Officer) $125,000; (ii) Gilbert A. Smith (Vice President) $100,000; (iii) John C. Hunter (Vice President) $66,000; and (iv) Barbara E. Lawson (Chief Financial Officer) $75,000.

On May 30, 2008, the Board of Directors awarded stock options exercisable at $0.75 per share to the following principal officers in exchange for services rendered as officers of the Company: (i) William W. Deneau (Chief Executive Officer) 250,000 shares; (ii) John E. McDevitt (Chief Operating Officer) 1,000,000 shares; (iii) John C. Hunter (Vice President) 225,000 shares; (iv) Gilbert A. Smith (Vice President) 225,000 shares; and (v.) Barbara E. Lawson (Chief Financial Officer) 225,000 shares. The stock options vest one-third annually over a three year period beginning May 30, 2009 and have a ten year expiration period which ends on May 30, 2018.

The Board of Directors also awarded a cash bonus to John E. McDevitt for services rendered in the amount of $100,000 to be paid on December 1, 2008.

SIGNATURE

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA OIL & GAS CORPORATION

Date: June 4, 2008	By:	/s/ William W. Deneau
William W. Deneau
Its: Chief Executive Officer